Exhibit 10.5

October 14, 2014

Mark Newman

40 Bradford Avenue

Upper Monclair, NJ 07043

Dear Mark,

On behalf of DuPont, it is a pleasure to offer you employment as Senior Vice President, Chief Financial Officer of the Performance Chemicals business unit (expecting to be spun off from DuPont into a stand-alone public company in July 2015). Prior to the spin-off of Performance Chemicals, you will report to Nick Fanandakis, the Executive Vice President, Chief Financial Officer of DuPont and post spin you will report to Mark Vergnano, current Executive Vice President of DuPont (future CEO of the Performance Chemicals spin-off business).

Your position will be based in Wilmington, DE. We anticipate your start date to be November 10, 2014. Effective the day you report to work, we will pay you $560,000 yearly while employed. Future pay increases will be based on your performance and will be consistent with our salary policy.

Signing Bonus

We are pleased to offer you a signing bonus of $150,000. This bonus will be paid in one lump sum on the first regularly scheduled payroll after you start employment with the Company. This bonus is taxable, and all regular payroll taxes will be withheld.

In the unlikely event that you voluntarily terminate your employment or the Company terminates your employment for Cause (as defined on page 2 hereof), within one year of your date of hire, you agree and will be responsible for reimbursing the Company for the full signing bonus. In such a case, the balance owed will be deducted from any payment due to you at such time of termination, including salary, severance payments, bonuses, and vacation. By your signature on this employment offer, you specifically agree and authorize the Company to withhold any payments issued prior to termination of employment, if that termination occurs within one year of your date of hire. The signing bonus will not be considered for purposes of determining benefits under DuPont compensation and benefit plans.

Bonus

We will pay you a second bonus of $350,000 to replace your short-term incentive award with your current employer. This bonus will be paid in one lump sum in the scheduled payroll in February 2015. This bonus is in lieu of your participation in the 2014 DuPont Short-Term Incentive Plan (STIP). This bonus is taxable, and all regular payroll taxes will be withheld.

In the unlikely event that you voluntarily terminate your employment or the Company terminates your employment for Cause (as defined on page 2 hereof), within one year of your date of hire, you agree and will be responsible for reimbursing the Company for the full signing bonus. In such a case, the balance owed will be deducted from any payment due to you at such time of termination, including salary, severance payments, bonuses, and vacation. By your signature on this employment offer, you specifically agree and authorize the Company to withhold any payments issued prior to termination of employment, if that termination occurs within one year of your date of hire. The signing bonus will not be considered for purposes of determining benefits under DuPont compensation and benefit plans.

Short-Term Incentive Plan (STIP)

You will be eligible for participation in the DuPont STIP beginning in 2015. For reference, the target value of STIP for your position is 80% of your base salary. To receive a STIP award, you must be an employee at the end of the performance period. STIP is typically paid in February following the end of the performance period.

Long Term Incentives (LTI)

You will be eligible to receive long-term incentives (LTI) under the DuPont Equity and Incentive Plan. The grant is subject to approval by the Compensation Committee of the Board of Directors. LTI is usually granted in February of each year. For your reference, the target value of LTI for your position is $1,200,000. The amount of your actual award can vary depending on your performance as assessed by your manager. In 2015, your first LTI grant value will be $1,250,000.

Special Stock Award

Restricted Stock Units (RSU)

As soon as practicable after commencement of employment, and subject to corporate approvals, you will be granted Restricted Stock Units (RSU) with a grant date value of $1,500,000, which will be subject to, and governed by, separate award terms to be issued at the time of grant. Please note that this special award will require Compensation Committee approval and will be effective as of the date of Committee approval.

The following terms will apply:

•	RSUs will vest ratably one-third each year and will become fully vested three years after the grant date.

•	Dividends payable on the shares represented by your RSUs will be allocated to your account in the form of units based on the closing stock price on the date of the dividend payment in accordance with the Award Terms.

More details will be provided in the Award Terms.

Severance Benefit

If you are terminated without Cause within 24 months of your date of hire, you will receive the equivalent of one year of base salary and one year of target bonus, payable within 60 days of the termination date. In addition, any unvested portion of your special RSU equity grant will fully accelerate upon such termination. Any annual equity award you may receive as a DuPont employee will be treated in accordance with the underlying Award Terms, under the Company’s Equity and Incentive Plan for “termination due to lack of work.”

Definition of “Termination for Cause”:

Cause shall mean (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company that specifically identifies the alleged manner in which you have not substantially performed your duties, or (ii) your willful engagement in illegal conduct or misconduct that is injurious to the Company, including without limitation any breach of the Company’s Code of Business Conduct or other applicable ethics policy.

You are also eligible to participate in the Company’s Senior Executive Severance Plan (in the event of a Change-in-Control). For more detailed information regarding the benefit, please refer to the 2014 Annual Proxy Statement.

Benefits

DuPont offers a comprehensive benefits program that enables you to choose a package of benefits suitable for you and your family. You must enroll within 31 calendar days of your hire date or you will be enrolled in the default coverage for you only - your dependents are not defaulted into coverage. Medical, Dental and Life Insurance elections are effective as of your date of hire. Other elections will become effective the first of the month following your enrollment. To enroll, visit the MyInfo portal as soon as possible after you begin work, or contact the MyInfo Service Center toll-free at 1-877-MYINFO4.

Performance Chemicals Benefits

It is anticipated that upon the spin-off of the Performance Chemicals business unit from DuPont that the benefits programs will largely replicate those of DuPont. Therefore, the descriptions provided in this offer of employment should be representative of the benefits going forward at least initially. However, the Company does reserve the right to change or modify benefits in whole or in part before, at or after spin-off and cannot guarantee these benefit levels.

Retirement Savings Plan (RSP)

The DuPont Retirement Savings Plan (RSP) includes the following: $1.00 matching Company contribution per $1.00 employee contribution up to 6% of pay - for which you are immediately vested, Company Retirement contribution of 3% of pay in addition to the Company match, fully vested with three years of service. Pay for this purpose is generally total compensation, including overtime, STIP, Local Performance Based Compensation and/or Sales Incentive Compensation, if eligible and subject to pay exclusions as outlined in the Plan document.

Non-qualified Deferred Compensation

The DuPont non-qualified Retirement Savings Restoration Plan (“RSRP”) allows for deferral of compensation (up to 6% of compensation above the IRS compensation limit) on the same basis as provided under the qualified RSP plan. The RSRP provides a Company match of 100% of the first six percent of the employee’s deferral and an additional Company contribution of three percent of RSRP eligible compensation.

Further, you will be provided the opportunity to participate in the Management Deferred Compensation Plan, which permits deferral of up to 60% of Base Salary, up to 60% of STIP and up to 100% of restricted stock units and performance share units.

Mandatory Retirement

DuPont requires executives to retire by the end of the calendar year in which they turn 65.

Holidays

DuPont provides 12 paid holidays each year. For 2014, you are eligible for all remaining Company holidays. Paid holidays must be taken in the calendar year granted. The exact dates may vary from one year to the next.

Vacation

You will be provided four weeks of paid vacation per year.

Under the Company vacation plan, you may carry a maximum of 40 hours of your vacation forward to the next year, if not taken. Because additional “paid time off” must be granted outside the Company vacation plan, it cannot be carried forward to the following year if not used. Should your employment with the Company cease, you will be paid for any unused vacation which you are eligible. However, no payment can be made for any unused “paid time off” that was granted to you.

Conditions of Employment

As is customary, this offer is contingent upon the following:

•	Accepting the Company Employee Agreement (copy enclosed for your reference, which you will be asked to sign on your first day of employment).

•	Completing a test for the presence of drugs within 30 days prior to reporting to work. Any indication of drugs (including marijuana) in your system, other than those prescribed by a physician would constitute grounds for withdrawal of the offer.

•	Presentation of sufficient document(s) of your choice to complete the I-9 Employment Eligibility Verification establishing your identity and employment eligibility as required by the Immigration Reform and Control Act of 1986 which makes it unlawful for an employer to hire an individual not authorized for employment in the U.S.

•	Completing a background check with results that are acceptable to the Company.

Employment at the Company is at will. This means that your employment continues so long as both the Company and you agree that it should. Both the Company and you have the right to terminate the employment relationship at any time and for any or no reason.

We will need confirmation of your acceptance. Please sign the attached copy of this letter and fax to (302) 773-1356 as an acknowledgement of your acceptance. Also, please communicate your decision to Benito Cachinero via telephone 302-774-3038. We would like to have your decision no later than October 20, 2014.

We have an exciting and diverse team of exceptional people and believe you will contribute significantly as a member of this organization. We trust the work we discussed will provide you with the challenges you are seeking and hope you will decide to join the Company.

Thank you,

/s/ Benito Cachinero
Benito Cachinero
SVP – Human Resources

I accept this offer of employment.

/s/ Mark Newman
Mark Newman

October 17, 2014
Date